UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 22, 2011
Teleflex Incorporated
(Exact name of registrant as specified in its charter)

Delaware	1-5353	23-1147939

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 South Limerick Road, Limerick, Pennsylvania	19468

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 610-948-5100
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On March 22, 2011, Teleflex Incorporated (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Marine Acquisition Corp. (the “Buyer”), an affiliate of H.I.G. Capital, LLC, and, immediately following execution of the Purchase Agreement, completed the sale of the Company’s business unit which designs, manufactures and distributes steering and throttle controls and engine and drive assemblies for the recreational marine market, heaters that provide cold weather auxiliary heating solutions for commercial vehicles and burner units that provide a heat source for military field feeding appliances (the “Business”), for a purchase price of $123.1 million, consisting of $101.6 million in cash, plus a subordinated promissory note in the amount of $4.5 million (the “Marine Note”) and the assumption by Buyer of approximately $15.5 million in liabilities related to the Business.
The cash portion of the purchase price is subject to possible upward or downward adjustment based on certain provisions in the Purchase Agreement relating to the working capital, cash balance, transaction expenses and liabilities of the Business, measured as of the open of business on the closing date. The Company has made customary representations, warranties and covenants in the Purchase Agreement with respect to the Business.
The foregoing description of the transaction is qualified in its entirety by reference to the full text of the Purchase Agreement, dated March 22, 2011, by and between the Company and Buyer, which is filed as Exhibit 2.1 to this Current Report and is incorporated herein by reference.

Item 2.01	Results of Operations and Financial Condition.
The information set forth in Item 1.01 is incorporated by reference into this Item 2.01.
Exhibit 99.1 furnished with this Current Report presents the unaudited pro forma consolidated balance sheet of the Company as of December 31, 2010 and the unaudited pro forma consolidated statements of income for the three years ended December 31, 2010, December 31, 2009 and December 31, 2008.
The unaudited pro forma consolidated statements of income present the income statements as originally reported and adjust the respective periods to eliminate the results of operations of the Business as if the disposition occurred January 1, 2008. In addition, the pro forma adjustments for the 2010 statement of income include entries to reduce interest expense as a reflection of using a portion of the proceeds from the sale of the Business as if they were used to prepay a portion of the outstanding principal amount of the Company’s senior notes issued in 2004 (the “2004 Senior Notes”) (which were prepaid in their entirety during the first quarter of 2011), to eliminate the amortization of deferred financing fees related to the 2004 Senior Notes, to record interest income on the Marine Note and to record the related tax effects for the adjustments. The pro forma adjustments for 2010 do not include an estimated $6.9 million pre-tax, non-recurring adjustment for the make whole fees on prepayment of the 2004 Senior Notes.
The unaudited pro forma consolidated balance sheet presents the balance sheet as originally reported and eliminates the Business’ assets, liabilities and equity components as if the disposition occurred December 31, 2010. In addition, the pro forma adjustments include entries to record the estimated proceeds from the sale of the Business, to record the Marine Note, to record the prepayment of a portion of the 2004 Senior Notes with a portion of the proceeds from the sale, to eliminate deferred financing fees related to the 2004 Senior Notes, to record the non-recurring estimated make whole fees and the related loss on extinguishment resulting from the prepayment of the 2004 Senior Notes and to record the estimated gain or loss on sale of the Business. The gain or loss on the sale of the Business reported in the unaudited pro forma consolidated balance sheet is based upon estimates and may differ from the actual gain or loss recognized by the Company.
The unaudited pro forma consolidated financial statements described above should be read in conjunction with the historical financial statements of the Company and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the transaction taken place on the dates noted, or the future financial position or operating results of the Company.

Item 9.01	Financial Statements and Exhibits.
(b) The unaudited pro forma financial information required by Item 9.01 (b)(1) of Form 8-K is attached hereto as Exhibit 99.1.
(d) Exhibits.

2.1	Purchase Agreement, dated March 22, 2011, by and between Teleflex Incorporated and Marine Acquisition Corp.

99.1
Unaudited Pro Forma Consolidated Statements of Income for the periods ended December 31, 2010, December 31, 2009 and December 31, 2008 and the Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEFLEX INCORPORATED
By:	/s/ Benson F. Smith
Benson F. Smith
Chairman, President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Richard A. Meier
Richard A. Meier
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

By:	/s/ Charles E. Williams
Charles E. Williams
Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)

Exhibit Index

Exhibit No.	Description

2.1	Purchase Agreement, dated March 22, 2011, by and between Teleflex Incorporated and Marine Acquisition Corp.
99.1
Unaudited Pro Forma Consolidated Statements of Income for the periods ended December 31, 2010, December 31, 2009 and December 31, 2008 and the Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2010.